Western New England Bancorp, Inc. 8-K

 Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS AND YEAR ENDED DECEMBER 31, 2020 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, January 26, 2021: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2020. For the three months ended December 31, 2020, the Company reported net income of $5.0 million, or $0.20 diluted earnings per share, compared to net income of $3.4 million, or $0.13 diluted earnings per share, for the three months ended December 31, 2019. On a linked quarter basis, net income was $5.0 million, or $0.20 diluted earnings per share, as compared to net income of $2.1 million, or $0.08 diluted earnings per share, for the three months ended September 30, 2020. For the twelve months ended December 31, 2020, net income was $11.2 million, or $0.45 diluted earnings per share, compared to net income of $13.3 million, or $0.51 diluted earnings per share, for the twelve months ended December 31, 2019.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about February 24, 2021 to shareholders of record on February 10, 2021.

James C. Hagan, President and Chief Executive Officer, stated, “After experiencing disruption and uncertainty in the first half of 2020 related to the ongoing COVID-19 pandemic, we were encouraged to see the beginning of stabilization in the second half of the year, as businesses adapted to the environment and government stimulus measures provided support. We supported our borrowers and community by participating in the Paycheck Protection Program and offered loan deferrals under the CARES Act to borrowers in need. While we increased our allowance for loan losses in response to the COVID-19 pandemic, we saw no material deterioration in our credit portfolio as we concluded 2020. As we turn the page to 2021, the pandemic is still present, and we remain attentive to our borrowers and are ready to provide continued support.

We saw significant core deposit growth coupled with a reduced cost of deposits throughout the year. We were able to expand our core net interest margin by 15 basis points quarter over quarter, notwithstanding a 150 basis point rate cut by the Federal Reserve Bank in March 2020. With continued reduction in our deposit and borrowing costs and deployment of excess cash balances, we are anticipating continued expansion of our net interest margin in the coming quarters.

In 2020, we also opened three new branches in Huntington, Massachusetts and in West Hartford and Bloomfield, Connecticut, and are very pleased with their progress.  We believe this market expansion, coupled with our restructuring of the balance sheet, will lead to improved profitability. With robust capital and liquidity positions and strong asset quality, as well as the successes achieved to date with our deposit initiatives, we have great confidence in our ability to deliver enhanced value to our shareholders. I am proud of how our employees came together and provided vital support to our communities during this difficult period.”

COVID-19 Response and Actions:

As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the Paycheck Protection Program (“PPP”) component of the March 27, 2020 stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the U.S Department of the Treasury (“Treasury”) and the SBA. As of September 30, 2020, the Company received funding approval from the SBA for 1,386 applications totaling $223.1 million, with $7.1 million of processing fees.

On October 8, 2020, the SBA and Treasury released a simplified PPP loan forgiveness application for loans with balances of $50,000 or less, and on December 27, 2020, the SBA announced that the simplified PPP loan forgiveness amount had been increased to $150,000. Since April 6, 2020, the Company has originated 1,113 PPP loans with balances of $150,000 or less totaling $43.4 million. The Company started processing PPP loan forgiveness requests in October 2020. As of December 31, 2020, the Company processed 273 loan forgiveness applications totaling $55.8 million. Total PPP loans decreased $55.8 million, or 25.0%, from $223.1 million at September 30, 2020 to $167.3 million at December 31, 2020.

As part of the $900 billion COVID-19 relief bill that was signed into law on December 27, 2020, the SBA and Treasury announced a new $284.5 billion PPP, and started accepting applications from the Company on January 19, 2021. The closing date for the new PPP is March 31, 2021. The Company looks forward to building on new small business relationships enabled by the new PPP with a keen focus on cross-selling opportunities and increasing profitability.

In addition to participating in the initial PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer customers who experienced financial hardship due to COVID-19. The loan payment deferrals can be up to 90 days, depending upon the financial needs of each customer. Further deferrals will be re-evaluated on a customer-by-customer basis upon the expiration of the existing deferral period. As of June 30, 2020, the deferred loan payment modifications totaled $261.0 million (525 loans), for which principal and interest payments were deferred, and represented 15% of the total loan portfolio, excluding PPP loans. As of December 31, 2020, deferred loan payment modifications declined to $76.9 million (47 loans), or 4.4% of total loans, excluding PPP loans, in outstanding loans that continue to be modified under the CARES Act.

The table below breaks out the remaining modifications granted under the CARES Act at December 31, 2020:

			December 31, 2020
			CARES Act Modifications
Loan Segment(1)(2)	Total Loan Segment Balance at December 31, 2020	% of Total Loans	Modification Balance	# of Loans Modified	% of Loan Segment Balance
($ in millions)
Commercial real estate	$833.9	47.4%	$64.0	19	7.7%
Commercial and industrial	211.9	12.0%	9.3	10	4.4%
Residential real estate	708.6	40.3%	3.6	16	0.5%
Consumer	5.2	0.3%	0.0	2	0.7%
Total	$1,759.6	100.0%	$76.9	47	4.4%

The table below breaks out the status of the remaining modifications granted under the CARES Act as of December 31, 2020:

	Loans Under 1st Modification			Loans Granted Subsequent Modification			Total Remaining CARES Act Modifications
Loan Segment(1)(2)	Modification Balance	# of Loans	% of Loan Segment Balance	Modification Balance	# of Loans	% of Loan Segment Balance	Modification Balance	# of Loans	% of Loan Segment Balance
($ in millions)
Commercial real estate	$6.2	2	0.7%	$57.8	17	6.9%	$64.0	19	7.7%
Commercial and industrial	1.1	4	0.5%	8.2	6	3.9%	9.3	10	4.4%
Residential real estate	1.2	8	0.2%	2.4	8	0.3%	3.6	16	0.5%
Consumer	0.0	1	0.0%	0.0	1	0.0%	0.0	2	0.7%
Total	$8.5	15	0.5%	$68.4	32	3.9%	$76.9	47	4.4%

_______________________________

(1)	Excludes PPP loans and deferred fees
(2)	Residential includes home equity loans and lines of credit

The Company is continuing to monitor COVID-19’s impact on its business and its customers, however, the extent to which COVID-19 will impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

In response to the significant stress experienced in the economy due to widespread business shutdowns and interruptions related to COVID-19 beginning in late March 2020, coupled with the Company’s belief that these stresses will continue at some levels for the next few quarters, the Company allocated a provision for loan losses of $7.8 million during the twelve months ended December 31, 2020.

On March 23, 2020, the Governor of Massachusetts issued an emergency order requiring all businesses and organizations that do not provide COVID-19 essential services to close their physical workplaces and facilities to workers, customers and the public from March 24, 2020 until April 7, 2020, which was subsequently extended to May 18, 2020. The order put significant pressure on the local business community.  The Governor implemented a four-phase reopening plan for the Company’s market area. State and local governments closely monitored key public health data as the situation evolved. On July 8, 2020, Massachusetts entered the first step of Phase 3 of the re-opening plan; however, on August 7, 2020, Massachusetts’ Governor Baker, indefinitely postponed the second step of Phase 3 of the reopening plan. On September 29, 2020, Governor Baker announced that effective October 5, 2020, the Commonwealth of Massachusetts would transition to the second step of Phase 3 only in lower-risk communities. Lower-risk communities are defined as cities or towns that have not been a “red” community in any of the last three Department of Public Health weekly reports. Under the final phase of the reopening plan, the “new normal,” businesses will not be allowed to resume normal operations until an effective treatment or vaccine is discovered. On December 22, 2020, Governor Baker announced a series of new COVID-19 restrictions on businesses and gatherings. The restrictions began on December 26, 2020, and on January 8, 2021, Governor Baker extended restrictions through January 24, 2021. The capacity limits for most industries (including restaurants, theaters, personal services, casinos, officer buildings, places of worship, retail, libraries, fitness centers, etc.) were reduced to 25% and the number of people allowed to gather outside was limited to 25 and indoor gathering were limited to 10 people.

Key Highlights:

Loans and Deposits

At December 31, 2020, total loans were $1.9 billion, an increase of $151.3 million, or 8.5%, from December 31, 2019. Excluding PPP loans of $167.3 million, total loans decreased $15.9 million, or 0.9%, from December 31, 2019. Total deposits increased $360.3 million, or 21.5%, from $1.7 billion at December 31, 2019 to $2.0 billion at December 31, 2020. Core deposits, which include non-interest bearing demand accounts, increased $422.6 million, or 41.2%, from $1.0 billion, or 61.1% of total deposits, at December 31, 2019, to $1.4 billion, or 71.0% of total deposits at December 31, 2020. The loan to deposit ratio improved from 105.9% at December 31, 2019 to 94.6% at December 31, 2020.

Allowance for Loan Losses and Credit Quality

At December 31, 2020, excluding PPP loans of $167.3 million, the allowance for loan losses as a percentage of total loans and as a percentage of non-performing loans was 1.20% and 269.8%, respectively. At December 31, 2020, non-performing loans totaled $7.8 million, or 0.45% of total loans excluding PPP loans, compared to $9.2 million, or 0.53% of total loans excluding PPP loans, at September 30, 2020, and $9.9 million, or 0.56% of total loans, at December 31, 2019. In an effort to maintain our asset quality, we continue to proactively reach out to borrowers to assist them with any unexpected challenges they may be facing due to the COVID-19 pandemic. Total delinquency decreased $280,000, or 2.0%, from 0.78% of total loans at December 31, 2019 to 0.77% of total loans, excluding PPP loans, at December 31, 2020.

Net Interest Margin

The net interest margin was 3.30% for the three months ended December 31, 2020 compared to 2.81% for the three months ended September 30, 2020. The net interest margin, on a tax-equivalent basis, was 3.32% for the three months ended December 31, 2020, compared to 2.83% for the three months ended September 30, 2020.

Loss on Extinguishment of Debt

During the three months ended December 31, 2020, the Company prepaid $50.0 million of Federal Home Loan Bank (“FHLB”) borrowings with a weighted average rate of 2.05%. The prepayment took place on December 23, 2020 and was accounted for as an early extinguishment of debt, resulting in a loss of $987,000 reported within non-interest expense.

The extinguishment of the high-cost FHLB borrowings is expected to increase the Company's net interest margin and net interest income compared to what we otherwise would have expected. The excess liquidity provided by the COVID-19 pandemic government stimulus packages and PPP payoffs gave us the opportunity to pay down expensive FHLB advances in this prolonged period of depressed market interest rates. The extinguishment had no negative effect on our regulatory capital ratios since we reduced the size of our balance sheet.  More importantly, we expect this action will increase our net interest margin in the first quarter of 2021 as compared to the fourth quarter of 2020.

Repurchases

On January 29, 2019, the Board of Directors authorized the 2019 stock repurchase program (the “2019 Plan”) under which the Company was authorized to purchase up to 2,814,200 shares, or 10% of its outstanding common stock. During the twelve months ended December 31, 2020, the Company repurchased 1,126,866 shares under the 2019 Plan at an average price per share of $7.77. On October 19, 2020, the Company announced the completion of the 2019 Plan. On October 27, 2020, the Board of Directors authorized the 2020 stock repurchase program (the “2020 Plan”) pursuant to which the Company may purchase up to 1.3 million shares, or approximately 5% of its outstanding common stock. During the three months ended December 31, 2020, the Company repurchased 264,630 shares of common stock under the 2020 Plan at an average price per share of $6.58. During the twelve months ended December 31, 2020, the Company repurchased a total of 1,391,496 shares under both of the 2019 and 2020 Plans. There are 1,035,370 shares remaining under the 2020 Plan.

The following table summarizes the Company’s repurchase activity for the three and twelve months ended December 31, 2020 by Plan:

	Total Shares Available for Repurchase Under Approved Plan	Repurchases Made During the Three Months Ended December 31, 2020	Repurchases Made During the Year Ended December 31, 2020	Shares Available for Repurchase
2019 Plan	2,814,200	68,358	1,126,866	—
2020 Plan	1,300,000	264,630	264,630	1,035,370
Total	4,114,200	332,988	1,391,496	1,035,370

The shares purchased under the 2020 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the 2020 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Capital Management

Book value per share was $8.97 at December 31, 2020, compared to $8.74 at December 31, 2019, while tangible book value per share increased $0.22, or 2.7%, from $8.14 at December 31, 2019 to $8.36 at December 31, 2020. As of December 31, 2020, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended December 31, 2020 Compared to the Three Months Ended September 30, 2020

The Company reported net income of $5.0 million, or $0.20 diluted earnings per share, for the three months ended December 31, 2020, compared to net income of $2.1 million, or $0.08 diluted earnings per share, for the three months ended September 30, 2020. Return on average assets and return on average equity were 0.83% and 8.62%, respectively, for the three months ended December 31, 2020, as compared to 0.35% and 3.61%, respectively, for the three months ended September 30, 2020.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $2.8 million, or 17.5%, to $18.8 million for the three months ended December 31, 2020, from $16.0 million for the three months ended September 30, 2020. The increase in net interest income was primarily due to an increase of $1.3 million, or 6.2%, in interest and dividend income and a decrease of $1.5 million, or 34.6%, in interest expense. The decrease in interest expense was primarily due to a decrease of $933,000, or 29.2%, in interest expense on deposits and a decrease of $611,000, or 48.2%, in interest expense on FHLB borrowings.

During the three months ended December 31, 2020 and the three months ended September 30, 2020, interest and dividend income included PPP interest income and origination fees of $2.3 million and $1.3 million, respectively. In addition, during the three months ended December 31, 2020 and the three months ended September 30, 2020, interest and dividend income included prepayment penalties from commercial loan payoffs of $135,000 and $262,000, respectively. During the three months ended December 31, 2020, the Company recorded $929,000 in positive purchase accounting adjustments and $193,000 in interest income and late charges from the full payoff of a $3.5 million credit-marked substandard classified loan. Excluding PPP income, prepayment penalties and the purchase accounting adjustments and interest income from the commercial loan payoff, net interest income increased $865,000, or 6.00%, from the three months ended September 30, 2020 to the three months ended December 31, 2020.

The net interest margin was 3.30% for the three months ended December 31, 2020 compared to 2.81% for the three months ended September 30, 2020. The net interest margin, on a tax-equivalent basis, was 3.32% for the three months ended December 31, 2020, compared to 2.83% for the three months ended September 30, 2020.

Excluding PPP interest and origination fee income of $2.3 million, the net interest margin was 3.19% for the three months ended December 31, 2020, compared to 2.86% for the three months ended September 30, 2020. During the three months ended December 31, 2020, prepayment penalties totaled $135,000, which contributed to an increase in the net interest margin of 2 basis points, compared to $262,000 for the three months ended September 30, 2020, which contributed to an increase in the net interest margin of 5 basis points. In addition, interest income for the three months ended December 31, 2020 included $929,000 in favorable purchase accounting adjustments and past due interest and late charges totaling $193,000 due to the full payoff of a $3.5 million credit-marked substandard classified loan, which contributed to an increase in the net interest margin by 22 basis points. Excluding the adjustments discussed above, the net interest margin increased from 2.80% during the three months ended September 30, 2020 to 2.95% during the three months ended December 31, 2020.

The average yield on interest-earning assets was 3.83% for the three months ended December 31, 2020, compared to 3.61% for the three months ended September 30, 2020. The average loan yield was 4.24% for the three months ended December 31, 2020, compared to 3.88% for the three months ended September 30, 2020. Excluding the adjustments discussed above, the average yield on interest-earning assets decreased 16 basis points from 3.69% for the three months ended September 30, 2020 to 3.53% for the three months ended December 31, 2020, while the average loan yield decreased 8 basis points from 4.02% for the three months ended September 30, 2020 to 3.94% for the three months ended December 31, 2020.

The average cost of total funds, including non-interest bearing accounts and FHLB advances, decreased 29 basis points from 0.83% for the three months ended September 30, 2020 to 0.54% for the three months ended December 31, 2020. The average cost of core deposits, including non-interest bearing demand deposits, decreased two basis points to 23 basis points for the three months ended December 31, 2020, from 25 basis points for the three months ended September 30, 2020. The average cost of time deposits decreased 58 basis points from 1.50% for the three months ended September 30, 2020 to 0.92% for the three months ended December 31, 2020. The average cost of borrowings decreased 36 basis points from 2.60% for the three months ended September 30, 2020 to 2.24% for the three months ended December 31, 2020.

Average borrowings decreased $77.3 million, or 39.8%, from $194.0 million for the three months ended September 30, 2020 to $116.7 million for the three months ended December 31, 2020. Average demand deposits, an interest-free source of funds, increased $5.6 million, or 1.0%, from $529.2 million, or 27.1% of total average deposits, for the three months ended September 30, 2020, to $534.8 million, or 26.4% of total average deposits, for the three months ended December 31, 2020.

During the three months ended December 31, 2020 average interest-earning assets decreased $2.8 million, or 0.1%, to $2.3 billion, primarily due to a decrease in average loans of $41.1 million, or 2.1%. Excluding average PPP loans of $204.8 million during the three months ended December 31, 2020 and $222.8 million during the three months ended September 30, 2020, average loans decreased $23.1 million, or 1.3%, from the three months ended September 30, 2020 to the three months ended December 31, 2020.

Provision for Loan Losses

For the three months ended December 31, 2020, the provision for loan losses decreased $2.2 million, or 81.7%, to $500,000, from $2.7 million for the three months ended September 30, 2020. The Company recorded net charge-offs of $35,000 for the three months ended December 31, 2020, as compared to net charge-offs of $286,000 for the three months ended September 30, 2020. At December 31, 2020, non-performing loans totaled $7.8 million, or 0.41% of total loans and total delinquency as a percentage of total loans was 0.70%. Excluding PPP loans of $167.3 million for the three months ended December 31, 2020, non-performing loans to total loans was 0.45% and total delinquency as a percentage of total loans was 0.77%. Excluding PPP loans of $223.1 million for the three months ended September 30, 2020, non-performing loans to total loans was 0.53% and total delinquency as a percentage of total loans was 0.38%.

Management believes it prudent to proactively increase the allowance for loan losses given the significant stress experienced in the economy due to continued business shutdowns and interruptions related to COVID-19, coupled with the Company’s belief that these stresses will continue at some level for the next few quarters. On an ongoing basis, the Company has continually evaluated the loan portfolio acquired on October 24, 2016 from Chicopee Bancorp, Inc. (“Chicopee”). The acquired portfolio was initially recorded at fair value without a related allowance for loan losses. Subsequent to acquisition, there have been no indications that there has been any subsequent deterioration to the acquired portfolio. Due to the ongoing impacts and extended nature of the COVID-19 pandemic, during the three months ended September 30, 2020, the Company determined that it was prudent to provide an allowance for loan losses related to the acquired portfolio, which increased the provision by $2.5 million.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $285,000, or 13.1%, to $2.5 million for the three months ended December 31, 2020, from $2.2 million for the three months ended September 30, 2020. The increase was due to an increase in service charges and fees of $206,000, or 11.7%. Other non-interest income from swap fees on commercial loans decreased $325,000, or 81.9%. Unrealized losses on marketable equity securities increased $20,000 to $24,000 during the three months ended December 31, 2020 from the three months ended September 30, 2020.

During the three months ended September 30, 2020, the Company realized gains on the sale of securities of $1.9 million as the Company was able to take advantage of price improvements on available-for-sale debt securities. During the three months ended September 30, 2020, the Company terminated one interest rate swap designated as a cash flow hedge prior to its respective maturity date. Based on the Company’s forecasted liquidity, it was determined that it was no longer probable that the forecasted transaction (short term borrowings) would occur within a reasonable time period, and as a result, the amounts previously reported in accumulated other comprehensive income were reclassified into earnings. This resulted in a net loss of $2.4 million for the three months ended September 30, 2020. The Company did not have any derivatives designated as cash flow hedges outstanding at December 31, 2020.

Non-Interest Expense

For the three months ended December 31, 2020, non-interest expense increased $1.5 million, or 11.6%, to $14.3 million, from $12.9 million, for the three months ended September 30, 2020. As mentioned above, during the three months ended December 31, 2020, the Company prepaid $50.0 million of FHLB borrowings. The transaction was accounted for as an early debt extinguishment resulting in a loss of $987,000. Excluding the loss, non-interest expense increased $498,000, or 3.9%, from the three months ended September 30, 2020 to the three months ended December 31, 2020. Salaries and employee benefits expenses increased $602,000, or 8.4%, to $7.8 million, primarily due to a reduction of deferred direct origination costs of $501,000 associated with PPP loans, which were recorded against salary expense during the three months ended September 30, 2020. Occupancy expenses increased $41,000, or 3.7%, primarily due to an increase of $28,000, or 26.5%, in cleaning expenses due to COVID-19 and an increase of $24,000 in snow removal costs. Other non-interest expense increased $75,000, or 3.6%, and FDIC insurance expense increased $7,000 or 2.4%. Furniture and equipment expenses decreased $59,000, or 14.0%, data processing expenses decreased $57,000, or 7.4%, advertising related expenses decreased $17,000, or 5.2%, and professional fees decreased $94,000, or 15.3%. During the three months ended December 31, 2020, the Company recorded $166,000 in legal fee reimbursements from the substandard commercial loan payoff discussed above. For the three months ended December 31, 2020, the efficiency ratio was 67.4%, compared to 69.1% for the three months ended September 30, 2020.

Income Tax Provision

Income tax expense for the three months ended December 31, 2020 was $1.4 million, or an effective tax rate of 21.9%, compared to $488,000, or an effective tax rate of 18.8%, for three months ended September 30, 2020. The increase in the Company’s effective tax rate was primarily due to the effect of higher pre-tax income for the fiscal year ended December 31, 2020 than originally projected.

Net Income for the Three Months Ended December 31, 2020 Compared to the Three Months Ended December 31, 2019.

The Company reported net income of $5.0 million, or $0.20 diluted earnings per share, for the three months ended December 31, 2020, compared to net income of $3.4 million, or $0.13 diluted earnings per share, for the three months ended December 31, 2019. Return on average assets and return on average equity were 0.83% and 8.62%, respectively, for the three months ended December 31, 2020, as compared to 0.63% and 5.82%, respectively, for the three months ended December 31, 2019. The increase in net income of $1.6 million, or 45.9%, was primarily due to a $3.9 million, or 25.9%, increase in net interest income, partially offset by an increase in other non-interest expense of $2.4 million, or 20.4%.

Net Interest Income and Net Interest Margin

Net interest income increased $3.9 million, or 25.9%, to $18.8 million, for the three months ended December 31, 2020, from $14.9 million for the three months ended December 31, 2019. The increase in net interest income was due to an increase in interest and dividend income of $671,000, or 3.2%, and a decrease of $3.2 million, or 52.3%, in interest expense. The decrease in interest expense was due to a $2.2 million, or 48.9%, decrease in interest expense on deposits and a decrease in interest expense of $1.0 million, or 61.3%, on FHLB advances. Net interest income for the three months ended December 31, 2020 includes interest income and origination fees from PPP loans of $2.3 million. During the three months ended December 31, 2020 and the three months ended December 31, 2019, the Company recognized prepayment penalties of $135,000 and $429,000, respectively. In addition, interest income for the three months ended December 31, 2020, included $929,000 in favorable purchase accounting adjustments and past due interest and late charges totaling $193,000 due to the full payoff of a $3.5 million credit-marked substandard classified loan. Excluding the adjustments above, net interest income increased $691,000, or 4.7%, from $14.6 million during the three months ended December 31, 2019, to $15.3 million during the three months ended December 31, 2020.

The net interest margin was 3.30% for the three months ended December 31, 2020, compared to 2.90%, for the three months ended December 31, 2019. The net interest margin, on a tax-equivalent basis, was 3.32% for the three months ended December 31, 2020, compared to 2.93% for the three months ended December 31, 2019. Excluding the adjustments discussed above, the net interest margin expanded 12 basis points from 2.83% for the three months ended December 31, 2019 to 2.95% for the three months ended December 31, 2020. The increase in the net interest margin was due to the continuing trend of lower deposit costs as interest rates continue to fall to historically low levels.

The average loan yield decreased 12 basis points from 4.36% for the three months ended December 31, 2019 to 4.24% for the three months ended December 31, 2020. Excluding PPP loans, purchase accounting adjustments and prepayment penalties, the average loan yield decreased 42 basis points from 4.36% for the three months ended December 31, 2019 to 3.94% for the three months ended December 31, 2020. The fully tax-equivalent average yield on interest-earning assets decreased 28 basis points from 4.12% for the three months ended December 31, 2019 to 3.83% for the three months ended December 31, 2020.

During the three months ended December 31, 2020, the average cost of total funds, including non-interest bearing demand accounts and FHLB advances, decreased 72 basis points from 1.26% for the three months ended December 31, 2019 to 0.54% for the three months ended December 31, 2020. The average cost of core deposits, including non-interest bearing demand deposits, decreased 11 basis points from 0.34% for the three months ended December 31, 2019 to 0.23% for the three months ended December 31, 2020. The average cost of time deposits decreased 123 basis points from 2.15% for the three months ended December 31, 2019 to 0.92% for the three months ended December 31, 2020, while the average cost of borrowings decreased 51 basis points during the same period. For the three months ended December 31, 2020, average demand deposits of $534.8 million, an interest-free source of funds, represented 26.4% of average total deposits, and increased $146.7 million, or 37.8%, from the three months ended December 31, 2019.

During the three months ended December 31, 2020, average interest-earning assets increased $222.3 million, or 10.9%, to $2.3 billion compared to the three months ended December 31, 2019. The increase was primarily due to an increase in average loans of $178.5 million, or 10.1%. Excluding average PPP loans of $204.8 million, average assets increased $17.5 million, or 0.9%, and average loans decreased $26.3 million, or 1.5%, from the three months ended December 31, 2019 to the three months ended December 31, 2020.

Provision for Loan Losses

The provision for loan losses decreased $500,000, or 50.0%, from $1.0 million for the three months ended December 31, 2019 to $500,000 for the three months ended December 31, 2020. The Company recorded net charge-offs of $35,000 for the three months ended December 31, 2020, as compared to net charges-offs of $170,000 for the three months ended December 31, 2019.

Non-Interest Income

Non-interest income increased $56,000, or 2.3%, to $2.5 million for the three months ended December 31, 2020, from $2.4 million for the three months ended December 31, 2019. Service charges and fees increased $107,000, or 5.7%, and income from bank-owned life insurance decreased $8,000, or 1.8%. Other non-interest income decreased $133,000, or 64.9%, due to a decrease in swap fees on commercial loans. During the three months ended December 31, 2020, the Company reported a decrease in realized losses on the sale of securities of $85,000 and reported a decrease in unrealized losses on marketable equity securities of $5,000.

Non-Interest Expense

For the three months ended December 31, 2020, non-interest expense increased $2.4 million, or 20.4%, to $14.3 million from $11.9 million, for the three months ended December 31, 2019. As mentioned above, during the three months ended December 31, 2020, the Company prepaid $50.0 million of FHLB borrowings. The transaction was accounted for as an early debt extinguishment resulting in a loss of $987,000. Excluding the loss, non-interest expense increased $1.4 million, or 12.1%, from the three months ended December 31, 2019 to the three months ended December 31, 2020. Salaries and employee benefits expenses increased $701,000, or 9.9%, to $7.8 million, due to several factors, but primarily due to the staffing costs for the three branches opened in 2020, as well as annual staff salary increases. FDIC expense increased $287,000 from $13,000 during the three months ended December 31, 2019 to $300,000 during the three months ended December 31, 2020. During the three months ended December 31, 2019, the FDIC applied small bank credits against the quarterly assessments. The Company fully utilized its small bank assessment credits during the three months ended March 31, 2020. Occupancy expense increased $131,000, or 12.7%, primarily due to the opening of three new branches as well as $38,000 in COVID-19 cleaning expenses. Advertising expenses increased $75,000, or 32.1%, and data processing related expenses increased $8,000, or 1.1%. Other non-interest expense increased $359,000, or 19.7%, primarily due to an increase in PPP loan software expenses of $128,000. These expenses were partially offset by a decrease in furniture and equipment of $55,000, or 13.2%, and a decrease in professional fees of $60,000, or 10.3%. As mentioned above, during the three months ended December 31, 2020, the Company recorded $166,000 in legal fee reimbursements from the substandard commercial loan payoff. The efficiency ratio was 67.4%, for the three months ended December 31, 2020 compared to 68.3% for the three months ended December 31, 2019.

Income Tax Provision

Income tax expense for the three months ended December 31, 2020 was $1.4 million, or an effective tax rate of 21.9%, compared to $988,000, or an effective tax rate of 22.3%, for three months ended December 31, 2019.

Net Income for the Twelve Months Ended December 31, 2020 Compared to the Twelve Months Ended December 31, 2019

For the twelve months ended December 31, 2020, the Company reported net income of $11.2 million, or $0.45 diluted earnings per share, compared to $13.3 million, or $0.51 diluted earnings per share, for the twelve months ended December 31, 2019. Return on average assets and return on average equity were 0.48% and 4.86% for the twelve months ended December 31, 2020, respectively, compared to 0.63% and 5.79% for the twelve months ended December 31, 2019, respectively.

Net Interest Income and Net Interest Margin

During the twelve months ended December 31, 2020, net interest income increased $6.4 million, or 11.1%, to $64.4 million, compared to $58.0 million for the twelve months ended December 31, 2019. The increase in net interest income was due to an increase of $759,000, or 0.9%, in interest and dividend income and a decrease of $5.7 million, or 23.6%, in interest expense. For the twelve months ended December 31, 2020, interest and dividend income included $4.8 million in interest income and origination fees from PPP loans. During the twelve months ended December 31, 2020, the Company recorded $976,000 in positive purchase accounting adjustments and $193,000 in interest income and late charges from the full payoff of a $3.5 million credit-marked substandard classified loan, compared to $16,000 in positive purchase accounting adjustments during the twelve months ended December 31, 2019. The Company recorded prepayment penalties of $409,000 and $496,000 during the twelve months ended December 31, 2020 and 2019, respectively. Excluding the items mentioned above, net interest income increased $544,000, or 0.9%, from the same period in 2019. The decrease in interest expense of $5.7 million, or 23.6%, was due to a $3.7 million, or 21.5%, decrease in interest expense on deposits and a decrease in interest expense on FHLB advances of $2.0 million, or 28.6%.

The net interest margin for the twelve months ended December 31, 2020 was 2.93%, compared to 2.90% for the twelve months ended December 31, 2019. The net interest margin, on a tax-equivalent basis, was 2.95% for the twelve months ended December 31, 2020, compared to 2.93% for the twelve months ended December 31, 2019. Excluding $4.8 million in interest income and origination fees from PPP loans, the prepayment penalties and the purchase accounting adjustments discussed above, the net interest margin decreased from 2.88% for the twelve months ended December 31, 2019 to 2.83% for the twelve months ended December 31, 2020. The decrease in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels.

The average yield on interest-earning assets decreased 35 basis points from 4.14% for the twelve months ended December 31, 2019 to 3.79% for the twelve months ended December 31, 2020. The yield on average loans decreased from 4.38% during the twelve months ended December 31, 2019 to 4.07% during the twelve months ended December 31, 2020. Excluding the adjustments discussed above of $6.4 million and $513,000 for the twelve months ended December 31, 2020 and 2019, respectively, the yield on average loans decreased from 4.34% for the twelve months ended December 31, 2019 to 4.04% for the twelve months ended December 31, 2020.

During the twelve months ended December 31, 2020, the average cost of total funds, including non-interest bearing demand accounts and FHLB advances, decreased 39 basis points from 1.28% for the twelve months ended December 31, 2019 to 0.89%. For the twelve months ended December 31, 2020, the average cost of core deposits, including non-interest-bearing demand deposits, decreased 4 basis points to 0.27%, from 0.31% for same period in 2019. The average cost of time deposits decreased 52 basis points from 2.12% for the twelve months ended December 31, 2019 to 1.60% during the same period in 2020. The average cost of borrowings decreased 29 basis points from 2.88% for the twelve months ended December 31, 2019 to 2.59% for the twelve months ended December 31, 2020. For the twelve months ended December 31, 2020, average demand deposits, an interest-free source of funds, increased $123.4 million, or 33.7%, from $366.2 million, or 22.3% of total average deposits, for the twelve months ended December 31, 2019 to $489.6 million, or 26.0% of total average deposits, for the twelve months ended December 31, 2020.

During the twelve months ended December 31, 2020, average interest-earning assets increased $200.9 million, or 10.1%, to $2.2 billion. The increase in average interest-earning assets was due to an increase in average loans of $200.7 million, or 11.7%, partially offset by a decrease in average securities of $31.1 million, or 12.7%. Excluding average PPP loans of $145.5 million, average interest-earning assets and average loans increased $55.4 million, or 2.8%, and $55.2 million, or 3.2%, respectively.

Provision for Loan Losses

The Company increased the provision for loan losses by $5.1 million, or 190.7%, from $2.7 million for the twelve months ended December 31, 2019, to $7.8 million for the twelve months ended December 31, 2020. As previously mentioned, this increase was reflective of the impact of the COVID-19 pandemic on the Company’s allowance for loan losses including the previously acquired Chicopee portfolio.

The Company recorded net charge-offs of $720,000 for the twelve months ended December 31, 2020, as compared to net charge-offs of $626,000 for the twelve months ended December 31, 2019. During the twelve months ended December 31, 2020, the Company recorded charge-offs of $963,000, compared to $1.7 million during the same period in 2019. During the twelve months ended December 31, 2020, the Company recorded recoveries of $243,000, compared to recoveries of $1.1 million during the same period in 2019.

Non-Interest Income

For the twelve months ended December 31, 2020, non-interest income of $9.3 million decreased $454,000, or 4.7%, compared to $9.7 million for the twelve months ended December 31, 2019. The decrease in non-interest income was due to a $297,000, or 4.0%, decrease in service charges and fees, partially offset by an increase in other income from swap fees on commercial loans of $180,000, or 38.0%. During the twelve months ended December 31, 2019, service charges and fees included $110,000 in non-recurring interchange fee income as well as seasonal income in ATM surcharges of $180,000, which typically occurs each year in the third quarter. Due to the COVID-19 pandemic, the annual event did not occur this year. During the twelve months ended December 31, 2020, NSF fee income decreased $434,000, or 25.1%, from the same period in 2019. Transaction-based deposit account balances have increased significantly during the twelve months ended December 31, 2020 compared to the same period in 2019.  The lack of deposit withdrawals resulting from a decline in normal consumer spending habits due to the closure of nonessential businesses to mitigate the spread of the COVID-19 virus has reduced transaction activity and the occurrence of overdrafts on deposit accounts.

During the twelve months ended December 31, 2020, the Company reported unrealized gains on marketable equity securities of $109,000 and a realized gain on the sale of securities of $2.0 million, compared to unrealized gains on marketable equity securities of $165,000 and a realized loss on the sale of securities of $97,000 during the same period in 2019. As mentioned previously, the Company also incurred a non-recurring $2.4 million loss on a terminated interest rate swap during the twelve months ended December 31, 2020.

Non-Interest Expense

For the twelve months ended December 31, 2020, non-interest expense increased $3.9 million, or 8.2%, to $51.8 million compared to $47.8 million, for the twelve months ended December 31, 2019. As mentioned above, during the three months ended December 31, 2020, the Company prepaid $50.0 million of FHLB borrowings. The transaction was accounted for as an early debt extinguishment resulting in a loss of $987,000. Excluding the loss, non-interest expense increased $3.0 million, or 6.2%, from the twelve months ended December 31, 2019 to the twelve months ended December 31, 2020.

The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expenses of $1.7 million, or 6.1%. The increase in salary and employee benefits was due to several factors, including higher commissions and incentives associated with increased residential loan production of $720,000, compared to $350,000 from the same period in 2019. Also contributing to the increase was staffing for the three new branches opened in 2020, as well as annual staff salary increases. The funding of PPP loans and increase in loan volume resulted in an increase in deferred loan origination costs of $721,000, or 69.0%, against salary expense compared to the same period in 2019. FDIC insurance expense increased $602,000, or 140.0%. During the twelve months ended December 31, 2019, the FDIC applied small bank credits against the quarterly assessments. The Company fully utilized its small bank assessment credits during the three months ended March 31, 2020. Occupancy expenses increased $346,000, or 8.3%, due to the opening of three branches in 2020, and an increase of $141,000, or 36.6%, due to COVID-19 cleaning related expenses. Data processing expenses increased $121,000, or 4.4%, other non-interest expense increased $620,000, or 8.5%, due to several factors but primarily due to swap fees paid to third parties of $165,000, and approximately $126,000 in PPP software costs. These increases were partially offset by a decrease in advertising expenses of $226,000, or 17.0%, a decrease in furniture and equipment of $136,000, or 8.1%, and a decrease in professional fees of $67,000, or 2.7%. For the twelve months ended December 31, 2020, the efficiency ratio was 70.0%, compared to 70.7% for the twelve months ended December 31, 2019.

Income Tax Provision

Income tax expense for the twelve months ended December 31, 2020 was $2.9 million, or an effective tax rate of 20.8%, compared to $3.9 million, or an effective tax rate of 22.4%, for twelve months ended December 31, 2019. The decrease in the Company’s effective tax rate was primarily due to the effect of lower pre-tax income for the fiscal year ended December 31, 2020.

Balance Sheet

At December 31, 2020, total assets were $2.4 billion, an increase of $184.4 million, or 8.5%, from December 31, 2019. During the same period, total loans increased $151.3 million, or 8.5%, securities available-for-sale decreased $20.6 million, or 8.8%, and cash and cash equivalents increased $62.7 million. Cash and cash equivalents decreased $84.7 million, or 49.2%, from September 30, 2020 to December 31, 2020. The cash was used to pay down FHLB advances during the same period.

Loans

Total loans increased $151.3 million, or 8.5%, from December 31, 2019, primarily due to an increase in commercial and industrial loans of $130.2 million, or 52.3%. Excluding PPP loans of $167.3 million, commercial and industrial loans decreased $37.1 million, or 14.9%, from December 31, 2019. As compared to December 31, 2019, commercial real estate loans increased $17.0 million, or 2.1%, and residential real estate loans, which include home equity loans, increased $8.4 million, or 1.2%. The decrease in commercial and industrial loans of $37.1 million, or 14.9%, was due to pay downs on existing revolving lines of credit of approximately $36.4 million, or 42.5%, from December 31, 2019 to December 31, 2020. Commercial line utilization decreased from 33% at December 31, 2019 to 16.8% at December 31, 2020.

The following table is a summary of our outstanding loan balances for the periods indicated:

	December 31, 2020	December 31, 2019
	(Dollars in thousands)
Commercial real estate loans	$833,949	$816,886
Residential real estate loans:
Residential	604,719	597,727
Home equity	103,905	102,517
Total residential real estate loans	708,624	700,244

Commercial and industrial loans
PPP loans	167,258	—
Commercial and industrial loans	211,823	248,893
Total commercial and industrial loans	379,081	248,893

Consumer loans	5,192	5,747
Total gross loans	1,926,846	1,771,770
Unamortized PPP loan fees	(3,050)	—
Unamortized premiums and net deferred loans fees and costs	3,587	4,264
Total loans	$1,927,383	$1,776,034

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At December 31, 2020, nonperforming loans totaled $7.8 million, or 0.45% of total loans, excluding PPP loans, compared to $9.9 million, or 0.56% of total loans at December 31, 2019. At December 31, 2020, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, excluding PPP loans, was 0.36% at December 31, 2020, compared to 0.45% at December 31, 2019. The allowance for loan losses as a percentage of total loans, excluding PPP loans, which do not require an allowance for loan losses, was 1.20% at December 31, 2020, compared to 0.79% at December 31, 2019. At December 31, 2020, the allowance for loan losses as a percentage of nonperforming loans was 269.8%, compared to 142.7% at December 31, 2019. As previously mentioned, the increase in the allowance coverage ratio is due to the increased risks in the portfolio as a result of the ongoing pandemic.

The following table provides some insight into the composition of the Bank's loan portfolio and remaining loan modifications, excluding PPP loans, as of December 31, 2020:

Commercial Real Estate	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Apartment	9.2%	66.5%	—
Office	8.4%	60.3%	—
Industrial	6.8%	49.1%	2.5%
Retail/Shopping	6.4%	46.1%	—
Hotel	3.2%	23.0%	90.5%
Residential non-owner	2.6%	19.0%	—
Auto sales	2.1%	14.8%	—
Mixed-use	2.1%	15.1%	—
Adult care/Assisted living	2.0%	14.7%	20.9%
College/school	1.6%	11.3%	0.5%
Other	1.2%	8.3%	7.6%
Auto service	0.6%	4.1%	—
Gas station/convenience store	0.6%	4.5%	—
Restaurant	0.6%	4.1%	7.9%
Total commercial real estate	47.4%		7.7%

Commercial and Industrial Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Manufacturing	2.9%	20.6%	0.3%
Wholesale trade	2.0%	14.2%	—
Specialty trade	0.6%	4.5%	—
Heavy and civil engineering construction	0.8%	5.5%	2.4%
Educational services	0.6%	4.4%	0.5%
Transportation and warehouse	0.7%	5.0%	55.3%
Healthcare and social assistance	0.4%	3.0%	15.4%
Auto sales	0.4%	3.0%	—
All other C&I (3)	3.6%	25.5%	1.3%
Total commercial and industrial loans	12.0%		4.4%

Residential and Consumer Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Residential real estate	40.3%	289.8%	0.5%
Consumer loans	0.3%	2.1%	—
Total residential and consumer loans	40.6%		0.5%

Total Portfolio	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Commercial real estate	47.4%	341.0%	7.7%
Commercial and industrial	12.0%	86.7%	4.4%
Residential real estate	40.3%	289.8%	0.5%
Consumer loans	0.3%	2.1%	0.7%
Total			4.4%

____________________________

(1)	Excludes PPP loans of $167.3 million as of December 31, 2020.
(2)	Modified balances as of December 31, 2020 (Commercial real estate loans $64.0 million; Commercial and industrial loans $9.3 million; and Residential loans $3.6 million).
(3)	Other consists of multiple industries.

Although the Bank's loan portfolio contains impacted sectors and the commercial real estate and residential real estate sectors represent more than 100% of the Bank's total risk-based capital, the concentration limits remain acceptable. The Company monitors lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As stated above, as a result of the COVID-19 pandemic, the Company identified sectors that have been materially impacted including, but not limited to: hospitality, transportation, retail, and restaurants and food service. These sectors potentially carry a higher level of credit risk, as many of these borrowers have incurred a significant negative impact to their businesses resulting from the governmental stay-at-home orders as well as travel limitations.

Deposits

At December 31, 2020, total deposits were $2.0 billion, an increase of $360.3 million, or 21.5%, from December 31, 2019, primarily due to an increase in core deposits of $422.6 million, or 41.2%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.0 billion, or 61.1% of total deposits, at December 31, 2019, to $1.4 billion, or 71.0% of total deposits, at December 31, 2020. Non-interest-bearing deposits increased $148.5 million, or 37.7%, to $541.8 million, interest-bearing checking accounts increased $24.8 million, or 35.3%, to $94.9 million, savings accounts increased $44.0 million, or 34.8%, to $170.3 million, and money market accounts increased $205.4 million, or 47.2%, to $640.8 million. The increase in core deposits of $422.6 million, or 41.2%, can be attributed to the government stimulus for individuals, lower consumer spending over the last several months, PPP loan proceeds deposited into borrower checking accounts, as well as the three new branches in 2020.

Time deposits decreased $62.3 million, or 9.5%, from $652.6 million at December 31, 2019 to $590.3 million at December 31, 2020. Brokered deposits, which are included within time deposits, were $55.3 million at December 31, 2020 and $21.5 million at December 31, 2019.

FHLB and Federal Reserve Advances

At December 31, 2020, FHLB advances decreased $182.7 million, or 75.9%, from $240.5 million at December 31, 2019, to $57.9 million. The increase in low cost deposits provided the opportunity to repay approximately $132.7 million, or 55.2%, of high cost maturing FHLB advances. In addition, during the three months ended December 31, 2020, the Company extinguished $50.0 million of FHLB advances that had a weighted average rate of 2.05%. The extinguishment of debt resulted in a prepayment penalty charge of $987,000 recognized in non-interest expense during the three months ended December 31, 2020. The earn-back on the expenses related to the extinguishment is less than 12 months. At December 31, 2020, the $57.9 million in outstanding FHLB advances carried a weighted average rate of 1.17%. Of the $57.9 million in outstanding FHLB advances, $42.3 million, or 73.3%, are scheduled to mature by December 31, 2021, and carry a weighted average rate of 1.45%. The remaining balance of $15.6 million has a remaining maturity of 2.1 years and a weighted average rate of 0.40%. The increase in low cost deposits provided funding for the PPP loan portfolio. The Company has access to the Paycheck Protection Program Liquidity Fund through March 31, 2021 to fund the PPP loan portfolio, if necessary.

Capital

At December 31, 2020, shareholders’ equity was $226.6 million, or 9.6% of total assets, compared to $232.0 million, or 10.6% of total assets, at December 31, 2019. The decrease in shareholders’ equity reflects $10.7 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $5.0 million and a decrease in accumulated other comprehensive loss of $2.3 million, partially offset by net income of $11.2 million. Total shares outstanding as of December 31, 2020 were 25,276,193.

The Company’s book value per share was $8.97 at December 31, 2020, compared to $8.74 at December 31, 2019, while tangible book value per share increased $0.22, or 2.7%, from $8.14 at December 31, 2019 to $8.36 at December 31, 2020. As of December 31, 2020, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the pace of recovery when the COVID-19 pandemic subsides;

•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans	$20,727	$19,364	$18,999	$18,747	$19,366	$77,837	$74,837
Securities	825	953	1,165	1,399	1,431	4,342	6,216
Other investments	130	118	157	182	195	587	833
Short-term investments	26	12	9	62	45	109	230
Total interest and dividend income	21,708	20,447	20,330	20,390	21,037	82,875	82,116

INTEREST EXPENSE:
Deposits	2,257	3,190	3,817	4,236	4,417	13,500	17,207
Long-term debt	656	789	874	1,014	1,069	3,333	4,361
Short-term borrowings	—	478	547	587	627	1,612	2,569
Total interest expense	2,913	4,457	5,238	5,837	6,113	18,445	24,137

Net interest and dividend income	18,795	15,990	15,092	14,553	14,924	64,430	57,979

PROVISION FOR LOAN LOSSES	500	2,725	2,450	2,100	1,000	7,775	2,675

Net interest and dividend income after provision for loan losses	18,295	13,265	12,642	12,453	13,924	56,655	55,304

NON-INTEREST INCOME:
Service charges and fees	1,970	1,764	1,559	1,774	1,863	7,067	7,364
Income from bank-owned life insurance	444	444	480	441	452	1,809	1,799
Gain (loss) on sales of securities, net	—	1,929	13	23	(85)	1,965	(97)
Unrealized (loss) gain on marketable equity securities	(24)	(4)	35	102	(29)	109	165
Loss on interest rate swap termination	—	(2,353)	—	—	—	(2,353)	—
Other income	72	397	—	185	205	654	474
Total non-interest income	2,462	2,177	2,087	2,525	2,406	9,251	9,705

NON-INTEREST EXPENSE:
Salaries and employees benefits	7,806	7,204	7,167	7,172	7,105	29,349	27,654
Occupancy	1,161	1,120	1,072	1,167	1,030	4,520	4,174
Furniture and equipment	362	421	363	391	417	1,537	1,673
Data processing	711	768	707	715	703	2,901	2,780
Professional fees	521	615	637	599	581	2,372	2,439
FDIC insurance	300	293	288	151	13	1,032	430
Advertising expense	309	326	219	252	234	1,106	1,332
Loss on prepayment of borrowings	987	—	—	—	—	987	—
Other	2,181	2,106	1,792	1,867	1,822	7,946	7,326
Total non-interest expense	14,338	12,853	12,245	12,314	11,905	51,750	47,808

INCOME BEFORE INCOME TAXES	6,419	2,589	2,484	2,664	4,425	14,156	17,201

INCOME TAX PROVISION	1,406	488	463	584	988	2,941	3,852
NET INCOME	$5,013	$2,101	$2,021	$2,080	$3,437	$11,215	$13,349

Basic earnings per share	$0.20	$0.08	$0.08	$0.08	$0.13	$0.45	$0.51
Weighted average shares outstanding	24,754,681	24,945,670	24,927,619	25,565,138	25,819,623	25,047,195	26,185,336
Diluted earnings per share	$0.20	$0.08	$0.08	$0.08	$0.13	$0.45	$0.51
Weighted average diluted shares outstanding	24,763,022	24,945,670	24,927,619	25,617,920	25,946,894	25,062,476	26,303,140

Other Data:
Return on average assets (1)	0.83%	0.35%	0.35%	0.38%	0.63%	0.48%	0.63%
Return on average equity (1)	8.62%	3.61%	3.54%	3.62%	5.82%	4.86%	5.79%
Efficiency ratio (2)	67.37%	69.11%	71.48%	72.64%	68.25%	69.97%	70.71%
Net interest margin, on a fully tax-equivalent basis	3.32%	2.83%	2.76%	2.89%	2.93%	2.95%	2.93%

_____________________

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, loss on interest rate swap terminations and loss on prepayment of borrowings.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Cash and cash equivalents	$87,444	$172,112	$62,832	$26,675	$24,741
Securities available-for-sale, at fair value	201,880	191,569	224,509	215,118	227,708
Marketable equity securities, at fair value	11,968	6,965	6,941	6,875	6,737
Federal Home Loan Bank of Boston and other restricted stock - at cost	5,160	9,252	10,870	11,994	14,477

Loans	1,927,383	1,974,387	1,999,533	1,804,175	1,776,034
Allowance for loan losses	(21,157)	(20,692)	(18,253)	(15,837)	(14,102)
Net loans	1,906,226	1,953,695	1,981,280	1,788,338	1,761,932

Bank-owned life insurance	72,860	72,416	71,972	71,492	71,051
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,937	3,031	3,125	3,219	3,312
Other assets	64,924	65,261	60,890	54,130	59,031
TOTAL ASSETS	$2,365,886	$2,486,788	$2,434,906	$2,190,328	$2,181,476

Total deposits	$2,038,130	$2,011,291	$1,947,901	$1,705,984	$1,677,864
Short-term borrowings	—	—	35,000	45,000	35,000
Long-term debt	57,850	151,258	188,164	177,358	205,515
Securities pending settlement	160	57,226	—	—	—
Other liabilities	43,106	36,792	34,321	34,177	31,073
TOTAL LIABILITIES	2,139,246	2,256,567	2,205,386	1,962,519	1,949,452

TOTAL SHAREHOLDERS' EQUITY	226,640	230,221	229,520	227,809	232,024

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,365,886	$2,486,788	$2,434,906	$2,190,328	$2,181,476

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Other Data:
Shares outstanding at end of period	25,276,193	25,595,557	25,644,334	25,644,334	26,557,981

Book value per share	$8.97	$8.99	$8.95	$8.88	$8.74
Tangible book value per share	8.36	8.39	8.34	8.27	8.14
30-89 day delinquent loans	11,403	3,754	6,929	7,735	9,418
Total delinquent loans	13,522	6,678	12,041	12,448	13,802
Total delinquent loans as a percentage of total loans	0.70%	0.34%	0.60%	0.69%	0.78%
Total delinquent loans as a percentage of total loans, excluding PPP loans	0.77%	0.38%	0.68%	—	—
Nonperforming loans	$7,841	$9,208	$10,400	$9,664	$9,881
Nonperforming loans as a percentage of total loans	0.41%	0.47%	0.52%	0.54%	0.56%
Nonperforming loans as a percentage of total loans, excluding PPP loans	0.45%	0.53%	0.59%	—	—
Nonperforming assets as a percentage of total assets	0.33%	0.37%	0.43%	0.44%	0.45%
Nonperforming assets as a percentage of total assets, excluding PPP loans	0.36%	0.41%	0.47%	—	—
Allowance for loan losses as a percentage of nonperforming loans	269.83%	224.72%	175.51%	163.88%	142.72%
Allowance for loan losses as a percentage of total loans	1.10%	1.05%	0.91%	0.88%	0.79%
Allowance for loan losses as a percentage of total loans, excluding PPP loans	1.20%	1.18%	1.03%	—	—

The following tables set forth the information relating to our average balances and net interest income for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost	Balance	Interest(8)	Cost	Balance	Interest(8)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,952,947	$20,831	4.24%	$1,994,072	$19,469	3.88%	$1,774,442	$19,497	4.36%
Securities(2)	195,752	827	1.68	217,911	958	1.75	234,758	1,436	2.43
Other investments	12,335	130	4.19	14,862	118	3.16	16,805	195	4.60
Short-term investments(3)	102,542	26	0.10	39,576	12	0.12	15,312	45	1.17
Total interest-earning assets	2,263,576	21,814	3.83	2,266,421	20,557	3.61	2,041,317	21,173	4.12
Total non-interest-earning assets	142,051			144,387			137,780
Total assets	$2,405,627			$2,410,808			$2,179,097

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$97,985	118	0.48	$92,603	108	0.46	$76,472	98	0.51
Savings accounts	169,778	34	0.08	161,801	32	0.08	128,347	35	0.11
Money market accounts	601,267	664	0.44	541,923	700	0.51	428,326	733	0.68
Time deposit accounts	620,428	1,441	0.92	624,717	2,350	1.50	653,768	3,551	2.15
Total interest-bearing deposits	1,489,458	2,257	0.60	1,421,044	3,190	0.89	1,286,913	4,417	1.36
Short-term borrowings and long-term debt	116,721	656	2.24	194,021	1,267	2.60	245,101	1,696	2.75
Total interest-bearing liabilities	1,606,179	2,913	0.72	1,615,065	4,457	1.10	1,532,014	6,113	1.58
Non-interest-bearing deposits	534,771			529,229			388,088
Other non-interest-bearing liabilities	33,353			34,930			24,655
Total non-interest-bearing liabilities	568,124			564,159			412,743
Total liabilities	2,174,303			2,179,224			1,944,757
Total equity	231,324			231,584			234,340
Total liabilities and equity	$2,405,627			$2,410,808			$2,179,097
Less: Tax-equivalent adjustment(2)		(106)			(110)			(136)
Net interest and dividend income		$18,795			$15,990			$14,924
Net interest rate spread(4)			3.09%			2.49%			2.51%
Net interest rate spread, on a tax-equivalent basis(5)			3.11%			2.51%			2.54%
Net interest margin(6)			3.30%			2.81%			2.90%
Net interest margin, on a tax-equivalent basis(7)			3.32%			2.83%			2.93%
Ratio of average interest-earning assets to average interest-bearing liabilities			140.93%			140.33%			133.24%

The following tables set forth the information relating to our average balances and net interest income for the twelve months ended December 31, 2020 and 2019 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Twelve Months Ended December 31,
	2020			2019
	Average		Average Yield/	Average		Average Yield/
	Balance	Interest (8)	Cost	Balance	Interest (8)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,922,607	$78,284	4.07%	$1,721,884	$75,354	4.38%
Securities(2)	214,312	4,360	2.03	245,417	6,236	2.54
Other investments	14,915	587	3.94	16,061	833	5.19
Short-term investments(3)	45,858	109	0.24	13,459	230	1.71
Total interest-earning assets	2,197,692	83,340	3.79	1,996,821	82,653	4.14
Total non-interest-earning assets	140,725			137,000
Total assets	$2,338,417			$2,133,821

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$86,086	387	0.45	$72,690	377	0.52
Savings accounts	153,073	136	0.09	126,506	146	0.12
Money market accounts	521,692	2,838	0.54	405,785	2,532	0.62
Time deposit accounts	634,111	10,139	1.60	668,521	14,152	2.12
Total interest-bearing deposits	1,394,962	13,500	0.97	1,273,502	17,207	1.35
Short-term borrowings and long-term debt	190,752	4,945	2.59	240,416	6,930	2.88
Total interest-bearing liabilities	1,585,714	18,445	1.16	1,513,918	24,137	1.59
Non-interest-bearing deposits	489,602			366,211
Other non-interest-bearing liabilities	32,251			23,098
Total non-interest-bearing liabilities	521,853			389,309
Total liabilities	2,107,567			1,903,227
Total equity	230,850			230,594
Total liabilities and equity	$2,338,417			$2,133,821
Less: Tax-equivalent adjustment(2)		(465)			(537)
Net interest and dividend income		$64,430			$57,979
Net interest rate spread(4)			2.61%			2.52%
Net interest rate spread, on a tax-equivalent basis(5)			2.63%			2.55%
Net interest margin(6)			2.93%			2.90%
Net interest margin, on a tax-equivalent basis(7)			2.95%			2.93%
Ratio of average interest-earning assets to average interest-bearing liabilities			138.59%			131.90%
____________________________________________________
(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $929,000, $18,000 and $(79,000), respectively, and for the twelve months ended December 31, 2020 and December 31, 2019, the loan accretion income and interest expense reduction on time deposits and borrowings increased net interest income $976,000 and $16,000, respectively. Excluding these items, net interest margin for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019 was 3.16%, 2.82% and 2.94%, respectively, and the net interest margin for the twelve months ended December 31, 2020 and December 31, 2019 was 2.91% and 2.93%, respectively.